PLAN OF LIQUIDATION AND TERMINATION

JHF III Leveraged Companies Fund

THIS PLAN OF LIQUIDATION AND TERMINATION (“Plan”) is made by John Hancock Funds III (“Trust”), a Massachusetts business trust that is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to the Leveraged Companies Fund (“Fund”), a segregated portfolio of assets or series thereof.

R E C I T A L S

A. The Trust’s board of trustees (“Board,” and the members thereof, “Trustees”), including its Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Fund, has unanimously determined, with respect to the Fund, that the Fund’s continuation is not in the best interests of the Trust, the Fund, or the Fund’s shareholders as a result of factors or events adversely affecting the Fund’s ability to conduct its business and operations in an economically viable manner, including redemption requests anticipated to be received from shareholders holding substantially all of the Fund’s outstanding shares (the “Anticipated Redemptions”).

B. Pursuant to Section 8.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated August 12, 2005 (“Declaration of Trust”), the Board may liquidate a series of the Trust and terminate it as a series of the Trust, provided the Board gives written notice to the shareholders that the Board has determined that the continuation of the series is not in the best interest of the fund or its shareholders.

C. Based on the foregoing, the Board has unanimously adopted this Plan.

P R O V I S I O N S

This Plan, as set forth below, shall be effective from and after the Anticipated Redemptions with respect to the Fund.

ARTICLE 1. Liquidation and Termination; Trustees’ Powers

(a) The Fund is hereby liquidated and terminated effective as of July 31, 2013 or such other date as the officers of the Trust may determine (“Liquidation Date”), and its affairs shall be wound up as the Board authorizes and directs.

(b) The proper officers of the Trust shall take all necessary and appropriate actions under the laws of the Commonwealth of Massachusetts, the Declaration of Trust and any other applicable law to effect the termination and liquidation of the Fund and to wind up its business, including giving written notice of termination to the shareholders of the Fund.

(c) All powers of the Trustees under the Declaration of Trust and the Trust’s By-laws, and all delegations of such powers or the performance thereof to officers and agents of the Trust, shall continue with respect to the Fund, including the powers to: (1) fulfill and/or discharge the Fund’s contracts, (2) collect the Fund’s assets, (3) sell, convey, assign, exchange, transfer, and/or otherwise dispose of all or any part of the Fund’s remaining property to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, (4) discharge and/or pay the Fund’s liabilities, (5) prosecute, settle, and/or compromise claims of the Fund or to which it is subject, (6) file final state and federal tax returns for the Fund, (7) mail notice to all known creditors and employees, if any, of the Fund, at their respective addresses shown on the Fund’s records, and (8) do all other acts necessary or appropriate to wind up the Fund’s business.

ARTICLE 2. Filings with Governmental Authorities

The proper officers of the Trust shall take all necessary and appropriate actions to prepare and file or cause to be prepared and filed with governmental and regulatory authorities, including the Securities and Exchange Commission, the Internal Revenue Service (“IRS”) and the Commonwealth of Massachusetts, all such agreements, documents, notices and undertakings, including any necessary tax clearance certificates and IRS Forms 966 (entitled “Corporate Dissolution or Liquidation”), as may be required to effect the termination and liquidation of the Fund.

ARTICLE 3. Liquidation Procedures and Effects Thereof

(a) For purposes of the liquidation of the Fund, the Fund shall apply its assets to the payment of all its existing debts and obligations, including necessary expenses of its liquidation and termination.

(b) As soon as reasonably practicable after: (1) paying or adequately providing for the payment of the Fund’s liabilities and (2) receiving releases, indemnities, and refunding agreements the proper officers of the Trust deem necessary for the Trust’s protection, such officers shall cause the Fund’s remaining assets to be distributed in one or more (if necessary) distributions of cash to its shareholders of record as of such record date as may be designated by the Board (each a “Shareholder”) in redemption and cancellation of their Fund shares. On such record date, each Shareholder’s interest in a Fund shall be fixed and such Fund’s books shall be closed. The amount of the liquidating distribution to each Shareholder shall be in proportion to the number of Fund shares held by such Shareholder on such date. Said redemption, cancellation and payment of liquidating distribution shall terminate each Shareholder’s rights arising from its status as a shareholder of the Fund, including, without implied limitation, voting rights and any right to receive further distributions from the Fund.

(c) In the event any Shareholder(s) to whom distributions pursuant to paragraph (b) are payable cannot be located, the proper officers of the Trust may create, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining Fund assets in such trust for the benefit of such Shareholder(s). The expenses of such trust shall be charged against the assets thereof.

ARTICLE 4. Amendment of this Plan

The Board may authorize variations from, or amendments of, the provisions of this Plan (other than the terms of the liquidating distributions) that it deems necessary or appropriate to effect such distributions and the Fund’s liquidation and termination.

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ARTICLE 5. Expenses

Except as provided in Article 3, paragraph (c), the Fund shall bear all the expenses incurred in connection with carrying out this Plan, including the cost of liquidating the Fund’s assets and terminating its existence.

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